Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Julie Albrecht
+1 425-453-9400

ESTERLINE REPORTS FISCAL 2016 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

•	Sales of $543.8 million in the fiscal fourth quarter

•	Earnings from continuing operations of $52.0 million in the fiscal fourth quarter; adjusted earnings from continuing operations of $58.2 million

•	GAAP earnings per diluted share from continuing operations of $1.75 in the fiscal fourth quarter; adjusted earnings per share of $1.96

•	Fiscal 2016 full-year GAAP earnings per diluted share from continuing operations of $3.93, adjusted earnings per diluted share of $4.86

•	Company issues fiscal 2017 guidance

BELLEVUE, Wash., November 10, 2016 – Esterline Corporation (NYSE:ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today reported results for the 2016 fiscal fourth quarter and full year ended September 30, 2016. The company generated consolidated revenue of $543.8 million in the fiscal fourth quarter, which was flat compared with the prior-year recast period. The Avionics & Controls segment had strong commercial aerospace and defense sales in the fiscal fourth quarter of 2016, which were offset by a sales decrease in Advanced Materials primarily related to a previously reported temporary plant shutdown. The results for our fiscal 2015 fourth quarter and fiscal year have been recast to the three months and twelve months ended October 2, 2015, respectively, in order to provide meaningful comparisons to prior-year periods.

Curtis Reusser, Esterline’s Chief Executive Officer, said, “We finished fiscal 2016 on a high note driven by strong volume and improved margins. We are pleased with the operational milestones reached during the year, including completion of the two remaining accelerated integration projects and substantial progress on our E3 initiatives. I am excited to enter a new fiscal year with a clear focus on execution, supported by solid order rates and backlog.”

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Page 2 of 9 Esterline Reports Fiscal 2016 Fourth Quarter and Full-Year Financial Results

Earnings from continuing operations in the fiscal fourth quarter of 2016 increased 29.2% to $52.0 million, or $1.75 per diluted share, compared with $40.3 million, or $1.34 per diluted share, in the recast prior-year period results, primarily due to stronger operating earnings and receipt of a $5.0 million business interruption insurance payment. In addition, the recast prior-year period included a $9.2 million after-tax loss on early extinguishment of debt. Adjusted earnings from continuing operations for the fiscal fourth quarter of 2016 were $58.2 million, or $1.96 per diluted share. In the comparable recast period of the prior year, adjusted earnings from continuing operations were $66.0 million, or $2.20 per diluted share.

For the fiscal fourth quarter of 2016, adjusted earnings exclude $0.21 per diluted share of costs related to previously identified integration, restructuring and compliance activities (see Table 1).

Table 1: Effect of Certain Items on Fiscal 4th Quarter 2016 Earnings from Continuing Operations
	$ Millions	EPS
Earnings (GAAP)	$52.0	$1.75

Accelerated Integration Costs	3.2	0.11
Compliance Costs	1.8	0.06
DAT Integration Costs	1.2	0.04

Adjusted Earnings (non-GAAP)	$58.2	$1.96

Including discontinued operations, net earnings for the fiscal fourth quarter of 2016 were $52.3 million, or $1.76 per diluted share, compared with $21.0 million, or $0.70 per diluted share, for the comparable recast period in 2015. Net earnings in the fiscal fourth quarter of 2016 included $0.2 million of earnings from discontinued operations, while the prior year included a $19.3 million loss from discontinued operations.

New orders in the fiscal fourth quarter of 2016 were $475.4 million, compared with $501.0 million in the comparable recast period of 2015. The company’s book-to-bill ratio for the fiscal fourth quarter was 0.9. Backlog at the end of fiscal 2016 was $1.3 billion, compared with $1.2 billion at the end of fiscal 2015.

Gross profit in the fiscal fourth quarter of 2016 was $193.8 million, compared with $185.8 million in the prior-year recast period. Reported gross margin as a percentage of sales in the fiscal fourth quarter of 2016 was 35.6%, compared with 34.1% in the prior-year recast period. The company’s adjusted gross profit, excluding the discrete items consistent with adjusted earnings, was $196.1 million, or 36.1% of sales, in the fiscal fourth quarter of 2016, compared with adjusted gross margin of $189.1 million, or 34.7% of sales, in the recast fourth quarter of 2015.

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Page 3 of 9 Esterline Reports Fiscal 2016 Fourth Quarter and Full-Year Financial Results

Selling, general and administrative (SG&A) expenses during the fiscal fourth quarter of 2016 were $102.0 million, or 18.8% of sales, compared with $94.6 million, or 17.4% of sales, in the prior-year recast period. Approximately $8 million in higher year-over-year SG&A expenses in the fiscal 2016 fourth quarter were due to bad debt expense within the Avionics & Controls segment. Excluding this expense, SG&A expenses were 17.3% of sales in the fourth quarter of fiscal 2016.

Research, development and engineering spending in the fiscal fourth quarter of 2016 was $23.2 million, or 4.3% of sales, compared with $25.4 million, or 4.6% of sales, in the prior-year period.

The company’s income tax rate in the fiscal fourth quarter of 2016 was 17.6%, compared with 7.9% in the prior-year period. The lower tax rate in the fiscal fourth quarter of 2015 was principally the result of lower earnings and beneficial tax effects from the DAT acquisition.

For the full fiscal year ended September 30, 2016, sales were $1.99 billion, roughly flat with the prior-year period. Fiscal 2016 GAAP earnings from continuing operations were $117.0 million, or $3.93 per diluted share, compared with the prior-year period results of $127.9 million, or $4.10 per diluted share. Excluding the discrete costs described in Table 2 below, adjusted earnings from continuing operations in fiscal 2016 were $144.8 million, or $4.86 per diluted share, compared with the prior-year period results of $179.1 million, or $5.74 per diluted share.

Table 2: Effect of Certain Items on Full-Year Fiscal 2016 Earnings from Continuing Operations
	$ Millions	EPS
Earnings (GAAP)	$117.0	$3.93

Accelerated Integration Costs	7.4	0.24
Compliance Costs	8.7	0.30
DAT Integration Costs	10.1	0.34
Long-term Contract Adjustments	1.6	0.05

Adjusted Earnings (non-GAAP)	$144.8	$4.86

Cash flow from operations for fiscal 2016 was $167.2 million, compared with $193.7 million in the prior-year period. After capital expenditures of $68.5 million, free cash flow for fiscal 2016 was $98.7 million. In the recast 2015 full-year period, free cash flow was $138.3 million. Capital expenditures in fiscal 2016 were higher than the prior year due to approximately $15 million used to purchase and improve the primary facility of the DAT business. Fiscal 2016 EBITDA was $269.0 million, compared with $298.8 million in the recast prior-year period.

Additional information about fiscal 2016 fourth quarter and full-year operational and financial results is available in a presentation on the company’s website (www.esterline.com) in the Investor Relations section under “Presentations”. The presentation is also included as Exhibit 99.2 to the company’s report on Form 8-K, which is being submitted today to the SEC.

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Page 4 of 9 Esterline Reports Fiscal 2016 Fourth Quarter and Full-Year Financial Results

Guidance for Fiscal Year 2017

Revenues for the fiscal year ending on September 29, 2017, are expected to be in the range of $2.0 billion to $2.05 billion. Fiscal 2017 GAAP earnings from continuing operations are expected to be in the range of $4.30 to $4.70 per diluted share. Adjusted earnings per share from continuing operations, excluding certain compliance and integration costs, are expected to be in the range of $4.50 to $4.90 per diluted share. The company’s tax rate is expected to increase from 16.0% in fiscal 2016 to 25.0% in fiscal 2017 driven by higher earnings, changes in international tax regulations and timing of discrete tax items. This change in effective tax rate is estimated to have an impact on fiscal 2017 earnings of ($0.55) per diluted share.

The company expects fiscal 2017 free cash flow to be in a range of $165 million to $185 million and EBITDA to be in a range of $295 million to $315 million.

Reusser said, “Our teams will continue to execute within the Esterline Operating System, or E3, and capitalize on positive trends in the marketplace in fiscal 2017. While our business environment has a level of uncertainty in the coming year and our 2017 EPS will be impacted negatively by the increase in our tax rate, I’m pleased that our outlook for EBITDA and free cash flow in fiscal 2017 shows strong improvements over 2016.”

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 877-307-0078; outside the U.S., use 531-289-2890. The pass code for the call is: 98000160.

Non-GAAP Financial Information

This press release and the related presentation providing supplemental financial information include non-GAAP financial measures—adjusted earnings from continuing operations, adjusted earnings from continuing operations per diluted share, adjusted earnings before interest and tax (EBIT), operating earnings from continuing operations adjusted to exclude depreciation and amortization expense (EBITDA), adjusted gross margin, also referred to as gross profit, adjusted SG&A expense, and free cash flow—that have not been calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). Adjusted earnings from continuing operations consist of earnings from continuing operations attributable to Esterline less the costs associated with certain integration activities—including restructuring charges—and incremental compliance costs, discrete items associated with our acquisition of the DAT business in January 2015, as well as the other items further detailed in the tables below. Adjusted earnings from continuing operations per diluted share divides each element of adjusted earnings from continuing operations by the weighted average number of shares outstanding, diluted for the periods presented. EBIT is defined as operating earnings from continuing operations. Adjusted EBIT excludes the same costs excluded from adjusted earnings from continuing operations set forth in the tables below. EBITDA is EBIT plus depreciation

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Page 5 of 9 Esterline Reports Fiscal 2016 Fourth Quarter and Full-Year Financial Results

and amortization of $98.9 million in fiscal 2016 and $99.6 million in fiscal 2015. Fiscal fourth quarter 2016 adjusted gross margin excludes the cost of certain integration activities, which increased GAAP gross margin by $2.3 million. Adjusted gross margin in the recast fourth quarter of 2015 excludes certain integration costs and purchase accounting charges totaling $3.2 million. In accordance with the SEC’s requirements, below is the reconciliation of the non-GAAP adjusted earnings from continuing operations to the comparable GAAP earnings from continuing operations and additional relevant reconciliations are included in the presentation providing supplemental financial information.

In millions, except per share amounts
	Three		Recast Three
	Months Ended		Months Ended
	September 30, 2016		October 2, 2015
		Diluted		Diluted
		EPS		EPS
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$52.0	$1.75	$40.3	$1.34
Accelerated Integration Costs, Net of Tax of $0.7 and $0.1	3.2	0.11	2.7	0.09
Compliance Costs, Net of Tax of $0.5 and $0.9	1.8	0.06	6.7	0.23
DAT Integration and Purchase Acctg Adjustments, Net of Tax of $0.4 and $1.1	1.2	0.04	7.1	0.23
Bond Redemption Costs, Net of Tax of $1.9	—	—	9.2	0.31

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$58.2	$1.96	$66.0	$2.20

In millions, except per share amounts
	Twelve		Recast Twelve
	Months Ended		Months Ended
	September 30, 2016		October 2, 2015
		Diluted		Diluted
		EPS		EPS
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$117.0	$3.93	$127.9	$4.10
Accelerated Integration Costs, Net of Tax of $1.3 and $2.6	7.4	0.24	12.0	0.38
Compliance Costs, Net of Tax of $1.7 and $3.3	8.7	0.30	15.7	0.50
DAT Integration and Purchase Acctg Adjustments, Net of Tax of $1.9 and $2.8	10.1	0.34	13.3	0.43
Long-term Contract Adjustments, Net of Tax of $0.3 and $2.2	1.6	0.05	7.7	0.24
DAT Closing Expenses, Net of Tax of $1.3	—	—	4.7	0.15
Pension Expense, Net of Tax of $0.7	—	—	2.3	0.07
Bond Redemption Costs, Net of Tax of $1.9	—	—	9.2	0.30
Non-Income Tax Gain, Net of Tax of $4.4	—	—	(13.7)	(0.43)

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$144.8	$4.86	$179.1	$5.74

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Page 6 of 9 Esterline Reports Fiscal 2016 Fourth Quarter and Full-Year Financial Results

The company provides these non-GAAP financial measures as supplemental information to the GAAP financial measures. Management uses these non-GAAP financial measures to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

In addition, management believes including these non-GAAP financial measures enhances investors’ and financial analysts’ understanding of the company’s performance as well as their ability to assess and compare the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and free cash flow is not necessarily indicative of amounts available for discretionary use. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the company’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Transition Report on Form 10-K.

See attached Consolidated Statement of Operations, Consolidated Sales and Earnings from Continuing Operations by Segment, and Consolidated Balance Sheet

Page 7 of 9 Esterline Reports Fiscal 2016 Fourth Quarter and Full-Year Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Twelve Months Ended
	Sept 30,	Oct 2,	Sept 30,	Oct 2,
	2016	2015	2016	2015
		(Recast)		(Recast)
Segment Sales
Avionics & Controls	$253,001	$232,019	$860,494	$826,044
Sensors & Systems	181,196	184,989	696,032	714,965
Advanced Materials	109,555	128,241	436,105	461,784

Net Sales	543,752	545,249	1,992,631	2,002,793
Cost of Sales	349,983	359,409	1,331,386	1,323,405

	193,769	185,840	661,245	679,388
Expenses
Selling, general and administrative	101,991	94,607	395,274	384,156
Research, development and engineering	23,179	25,351	95,939	100,426
Restructuring charges	2,443	2,081	4,873	8,143
Insurance recovery	(5,000)	—	(5,000)	—
Other expense (income)	—	241	—	(12,503)

Total Expenses	122,613	122,280	491,086	480,222

Operating Earnings from Continuing Operations	71,156	63,560	170,159	199,166
Interest Income	(156)	(226)	(367)	(632)
Interest Expense	7,922	8,705	30,091	33,114
Loss on extinguishment of debt	—	11,122	—	11,451

Earnings from Continuing Operations Before Income Taxes	63,390	43,959	140,435	155,233
Income Tax Expense	11,177	3,481	22,535	26,911

Earnings from Continuing Operations Including Noncontrolling Interests	52,213	40,478	117,900	128,322
Earnings Attributable to Noncontrolling Interests	(168)	(211)	(949)	(427)

Earnings from Continuing Operations Attributable to Esterline, Net of Tax	52,045	40,267	116,951	127,895
Earnings (Loss) from Discontinued Operations, Attributable to Esterline, Net of Tax	227	(19,285)	(15,266)	(40,319)

Net Earnings Attributable to Esterline	$52,272	$20,982	$101,685	$87,576

Earnings (Loss) Per Share—Basic:
Continuing Operations	$1.77	$1.36	$3.97	$4.16
Discontinued Operations	.01	(.65)	(.52)	(1.31)

Earnings (Loss) Per Share—Basic	$1.78	$.71	$3.45	$2.85

Earnings (Loss) Per Share—Diluted:
Continuing Operations	$1.75	$1.34	$3.93	$4.10
Discontinued Operations	.01	(.64)	(.51)	(1.29)

Earnings (Loss) Per Share—Diluted	$1.76	$.70	$3.42	$2.81

Weighted Average Number of Shares Outstanding—Basic	29,410	29,543	29,490	30,729
Weighted Average Number of Shares Outstanding—Diluted	29,691	29,901	29,764	31,215

Page 8 of 9 Esterline Reports Fiscal 2016 Fourth Quarter and Full-Year Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings From Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Twelve Months Ended
	Sept 30,	Oct 2,	Sept 30,	Oct 2,
	2016	2015	2016	2015
		(Recast)		(Recast)
Segment Sales
Avionics & Controls	$253,001	$232,019	$860,494	$826,044
Sensors & Systems	181,196	184,989	696,032	714,965
Advanced Materials	109,555	128,241	436,105	461,784

Net Sales	$543,752	$545,249	$1,992,631	$2,002,793

Earnings from Continuing Operations Before Income Taxes
Avionics & Controls	$37,777	$31,129	$78,356	$93,225
Sensors & Systems	26,098	27,553	87,768	84,235
Advanced Materials	22,805	25,796	74,515	91,334

Segment Earnings	86,680	84,478	240,639	268,794

Corporate expense	(15,524)	(20,677)	(70,480)	(82,131)
Other income (expense)	—	(241)	—	12,503
Interest income	156	226	367	632
Interest expense	(7,922)	(8,705)	(30,091)	(33,114)
Loss on extinguishment of debt	—	(11,122)	—	(11,451)

Earnings from Continuing Operations Before Income Taxes	$63,390	$43,959	$140,435	$155,233

Page 9 of 9 Esterline Reports Fiscal 2016 Fourth Quarter and Full-Year Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	September 30,	October 2,
	2016	2015
Assets
Current Assets
Cash and cash equivalents	$258,520	$191,355
Escrow cash	1,125	—
Accounts receivable, net	422,073	380,748
Inventories	450,206	446,768
Income tax refundable	5,183	12,575
Deferred income tax benefits	—	41,082
Prepaid expenses	17,909	23,008
Other current assets	5,322	5,427
Current assets of businesses held for sale	15,450	27,851

Total Current Assets	1,175,788	1,128,814

Property, Plant and Equipment, Net	338,034	309,399

Other Non-Current Assets
Goodwill	1,024,667	1,041,991
Intangibles, net	393,035	452,040
Deferred income tax benefits	75,409	28,979
Other assets	13,698	14,348
Non-current assets of businesses held for sale	11,400	24,917

	$3,032,031	$3,000,488

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$121,816	$117,976
Accrued liabilities	238,163	259,734
Current maturities of long-term debt	16,774	13,376
Federal and foreign income taxes	10,932	2,404
Current liabilities of businesses held for sale	10,813	17,106

Total Current Liabilities	398,498	410,596

Long-Term Liabilities
Credit facilities	155,000	160,000
Long-term debt, net of current maturities	698,796	701,457
Deferred income tax liabilities	53,798	73,849
Pension and post-retirement obligations	92,520	75,019
Other liabilities	21,968	29,367
Non-current liabilities of businesses held for sale	320	2,409

Total Shareholders’ Equity	1,611,131	1,547,791

	$3,032,031	$3,000,488